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                                                                 (Exhibit 23.02)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in the Prospectus constituting part of this Pre-Effective Amendment Number 1 to the Registration Statement on Form S-1 of our report dated January 29, 1996 on the financial statements of Campbell Strategic Allocation Fund, L.P. as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 and for the period May 11, 1993 (inception) to December 31, 1993 and our report dated March 1, 1996 on the balance sheet of Campbell & Company, Inc. as of December 31, 1995, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.



                                   ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.
                                   CERTIFIED PUBLIC ACCOUNTANTS


Lutherville, Maryland
January 31, 1997